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                                                                    Exhibit 2.3

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

            ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of April 1, 1998 (this "Agreement"), among CORNING INCORPORATED, a New York corporation (the "Seller"), and CORNING CONSUMER PRODUCTS COMPANY, a Delaware corporation (the "Company").

            WHEREAS, the Seller, the Company, the Purchaser, and, for certain limited purposes, Borden, Inc. have entered into a Recapitalization Agreement, dated March 2, 1998 (the "Recapitalization Agreement"; capitalized terms used and not defined herein are used herein as defined in the Recapitalization Agreement), providing for the sale by the Seller to the Purchaser of certain shares of the Company and the recapitalization of the Company, as a result of which the Purchaser will own 92% of the outstanding common shares of the Company and the Seller will own 8% of the outstanding common shares of the Company as of the Closing; and

            WHEREAS, the execution and delivery of this Agreement by the Seller and the Company is a condition to the obligations of the Purchaser to consummate the transactions contemplated by the Recapitalization Agreement;

            WHEREAS, the Company has transferred any reserves for the Pre-Closing Workers and Products Claims (as defined below) by book-entry to the Seller;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller and the Company hereby agree as follows:

            1. The Seller hereby assumes and agrees to pay, perform and discharge when due, and to indemnify the Company and each of its Affiliates (including, but not limited to, Purchaser and the Subsidiaries) against and hold each of them harmless from, all of the following debts, liabilities and obligations of the Company and the Subsidiaries:

            (i) those certain post-retirement medical and life insurance liability obligations and pension liability obligations for certain Acquired Employees (the "Post Retirement Medical and Pension Obligations") described in Sections 6.02(a) and 6.02(c) of the Recapitalization Agreement;

            (ii) all liabilities of the Company and the Subsidiaries relating to workers' compensation and product liabilities to the extent based on or arising out of injuries, accidents or incidents the respective dates of occurrence of which were prior to the date hereof (the "Pre-Closing
      Workers and Products Claims").
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            2. The Seller hereby assigns, transfers, conveys and delivers to the
Company, its successors and assigns free and clear of any claim, lien or encumbrance, the entire right, title and interest of the Seller in and to:

            (i) all emissions credits relating to the Business; and

            (ii) the confidentiality agreements listed on Exhibit A hereto (the "Confidentiality Agreements") between the Seller and Persons other than the Purchaser that were entered into in connection with or relating to a possible sale of the Business, including, without limitation, the right to enforce all terms of such confidentiality agreements. Original copies of the Confidentiality Agreements have been delivered to the Purchaser simultaneously with the execution of this Agreement.

            3. The Seller hereby assigns, transfers conveys and delivers to the Company, its successors and assigns free and clear of any claim, lien or encumbrance, the entire right, title and interest of the Seller in and to, and the Company hereby assumes, agrees to pay, perform and discharge when due, and to indemnify the Seller against and hold the Seller harmless in respect of, the Facility Financing Interests, except for the 1988 Guaranty and the 1992 Guaranty.

            4. Any notice, request or other document to be given hereunder to either party hereto shall be given in accordance with Section 11.02 of the Recapitalization Agreement.

            5. This Agreement shall not be assigned by either party without the express written consent of the other party; provided, however, that the Company may assign this Agreement to an Affiliate of the Company without the consent of the Seller.

            6. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to the Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

            7. This Agreement may not be amended, waived or otherwise modified except by a written instrument signed by the Seller and the Company.

            8. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective officers thereunto duly authorized.

                                           CORNING INCORPORATED


                                           By
                                             -----------------------------------
                                             Name:
                                             Title:

                                           CORNING CONSUMER PRODUCTS
                                             COMPANY


                                           By
                                             -----------------------------------
                                             Name:
                                             Title: